Exhibit 10.1

INDEMNIFICATION AND CONTRIBUTION AGREEMENT

This Indemnification and Contribution Agreement (this “Agreement”), dated as of October 7, 2011, is made by and among York Special Opportunities Fund, L.P., a Delaware limited partnership (“YSOF”), Flotation Investor, LLC, a Delaware limited liability company (“FI”), Deep Down, Inc., a corporation existing under the laws of Nevada (“DPDW” and, together with FI, the “Contributors”) and Cuming Flotation Technologies, LLC, a Delaware limited liability company (“CFT”).  All capitalized terms used herein but not otherwise defined herein shall have the meaning given to such terms in the Purchase Agreement (as defined below).

WHEREAS, pursuant to that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated as of the date hereof, between CFT, Ameriforge Group Inc., a Texas corporation (“AMFG”) and Flotation Tech LLC, a Delaware limited liability company (“Flotec”), AMFG has acquired all of the issued and outstanding capital stock of Cuming Corporation from CFT and certain assets and properties from Flotec;

WHEREAS, (i) FI owns 80% of the interest in CFT and (ii) DPDW owns 20% of the interest in CFT, (for each Contributor, its “Member Percentage”);

WHEREAS, pursuant to the Purchase Agreement, CFT has agreed to certain indemnification obligations in favor of AMFG (the “Indemnification Obligations”) which obligations shall first be satisfied from the Escrow Amount in the Escrow Account;

WHEREAS, pursuant to the Limited Guaranty, dated as of the date hereof, by YSOF in favor of AMFG (the “Guaranty Agreement”), YSOF has agreed to guaranty certain Indemnification Obligations of CFT under the Purchase Agreement (the “Guaranty Obligations”); and

WHEREAS, the Contributors desire to (i) provide certain rights of contribution and indemnification between themselves with respect to indemnification payments made by CFT in excess of the Escrow Amount and (ii) reimburse YSOF and share the Guaranty Obligations, in each case in accordance and commensurate with their Member Percentages.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Contributors hereby agree as follows:

Section 1.  CFT Contribution Obligations.  In the event that CFT makes a payment in respect of Indemnification Obligations in excess of the Escrow Amount and either Contributor (the “Paying Contributor”) at any time pays to CFT amounts in excess of its respective Member Percentage of such Indemnification Obligation, then the Contributor that has not paid CFT for the Indemnification Obligation (or has paid Indemnification Obligations less than its Member Percentage (the “Owing Contributor”)) agrees to indemnify the Paying Contributor as provided for herein.  The amount of any Owing Contributor’s obligation with respect to any payment made by the Paying Contributor with respect to the Indemnification Obligations shall be equal to the aggregate Indemnification Obligations paid by the Paying Contributor in excess of its applicable Member Percentage of the Indemnification Obligations.  Each Contributor’s obligations hereunder are cumulative and shall apply to each and every payment in respect of Indemnification Obligations.  Notwithstanding the foregoing, each Contributor’s obligation herein shall be limited to the amount of proceeds it receives pursuant to the transactions contemplated by the Purchase Agreement.

Section 2.  YSOF Contribution Obligations.  Should any claim under the Guaranty Agreement be properly or successfully asserted by AMFG against YSOF requiring the payment by YSOF of a Guaranty Payment, each Contributor shall contribute to YSOF its Member Percentage of such Guaranty Payment.  Payment of each Contributor’s Member Percentage of a Guaranty Payment shall be due within ten (10) days after notice by YSOF that a Guaranty Obligation is properly due, or has been paid, to AMFG, which such notice shall demand contribution by such Contributors pursuant to the terms hereof.  For purposes of this Agreement, “Guaranty Payment” shall be the amount that YSOF pays to AMFG with respect to Guaranty Obligations, including all reasonable costs and expenses (including fees of counsel) incurred by YSOF in connection with meeting its Guaranty Obligations under the Guaranty Agreement.

Section 3.  Collection.  If a Contributor shall fail or refuse to tender its Member Percentage of an Indemnification Obligation or Guaranty Payment, as applicable, within ten (10) days after notice from CFT (with respect to paragraph 1) and YSOF (with respect to paragraph 2), in addition to the remedies described in Section 4 below, then CFT or YSOF, as applicable, may institute legal action to recover the Member Percentage of an Indemnification Obligation or Guaranty Payment, as applicable, from such Contributor, and shall be entitled to recover all costs and expenses (including reasonable legal fees) incurred in collecting the Member Percentage of such Indemnification Obligation or Guaranty Payment, as applicable.

Section 4.  Events of Default; Remedies.  If any Contributor fails to make any required payment in accordance with this Agreement, such Contributor shall be in default hereunder.  In such event:

(a)  The defaulted payment shall bear interest during the period of the default at an annual rate equal to 10%.

(b)  CFT may withhold any and all sums which are distributable to such defaulting Contributor.

(c)  YSOF, CFT and the Paying Contributor, as applicable, may pursue such other remedies against the defaulting Contributor as may be available at law or in equity to collect the defaulted payment and interest thereon.

Section 5.  Further Assurances.  From time to time, as and when requested by the parties hereto, the Contributors shall collaborate and cooperate with each other, in good faith, to carry out the purposes of this Agreement consistent with the intent of this Agreement with regard to the sharing and allocation of Indemnification Obligations and the Guaranty Obligations and shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further actions as may be reasonably necessary to carry out the purposes of this Agreement.

Section 6.  No Third Party Beneficiaries.  Nothing in this Agreement is intended or shall be construed to confer upon or give to any person or entity, other than the parties to this Agreement and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or the provisions contained herein.

Section 7.  Entire Agreement.  This Agreement constitutes the entire agreement and understanding among the parties and supersedes any and all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 8.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which collectively shall constitute one agreement.

Section 9.  Captions.  The captions of the paragraphs herein are inserted for convenience of reference only and shall not be used in construing the terms and provisions hereof.

Section 10.     Amendments and Assignments.  This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.  Neither party may assign or delegate its rights or obligations under this Agreement without the prior written consent of the other party and any such attempted assignment is void.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section 11.     Governing Law.  This Agreement and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

Section 12.     Jurisdiction; Waiver of Jury Trial.  Any action, suit or proceeding seeking to interpret or enforce any provision of, or based on, arising out of, or in any way related to, any right, obligation or matter set forth in this Agreement shall be brought in the courts located in New York State, and each of the parties consents to the jurisdiction of such courts (and the appropriate appellate courts) in any such action, suit or proceeding and waives any objection to jurisdiction and venue laid therein.  Process in any action or proceeding referred to in this preceding sentence may be served on any party anywhere in the world.  Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed and delivered this Agreement as of the date first written above.

YORK SPECIAL OPPORTUNITIES FUND, L.P

By: /s/ Luis Medeiros
Name: Luis Medeiros
Title: Partner, Co-head Private Equity

FLOTATION INVESTOR, LLC

By: /s/ Joshua Ratner
Name: Joshua Ratner
Title: Vice President

DEEP DOWN, INC.

By: /s/ Eugene L. Butler
Name: Eugene L. Butler
Title: Executive Chairman & CFO

CUMING FLOTATION TECHNOLOGIES, LLC

By: /s/ Glen Gordon
Name: Glen Gordon
Title: President

Signature Page to Indemnification and Contribution Agreement